EXHIBIT 99.1
NeuroMetrix Provides Strategic Update
WALTHAM, Mass., June 27, 2019 (GLOBE NEWSWIRE) -- NeuroMetrix, Inc. (Nasdaq:NURO), a health technology company addressing chronic health conditions including chronic pain, sleep disorders and diabetes, today reported on its strategy of optimizing its commercial products while reducing operating costs and preserving cash. The Company is focused on supporting its DPNCheck product line, managing its existing Quell business while evaluating alternative therapeutic applications for the core technology, maintaining its strategic collaboration with GlaxoSmithKline, and attempting to negotiate a settlement of the previously disclosed and ongoing Federal Trade Commission (FTC) investigation which is centered on Quell advertising.
In its efforts to preserve cash, the Company has implemented a reduction in force affecting 11 employees, all of whom have ceased employment with the Company. The estimated total cost of severance-related expenses was approximately $0.2 million. This reduction in force combined with earlier staffing adjustments have reduced the Company’s workforce by over 50% since the beginning of 2019. The Company greatly appreciates the contributions of each of the employees impacted by this decision and wishes them success in their future endeavors
The Company also reported plans to sublet its corporate office and consolidate operations at its manufacturing and fulfillment facility. Estimated relocation costs are approximately $0.2 million. Further, inventory charges related to excess Quell stock are estimated to be approximately $2.0 million. These estimated charges are subject to a number of assumptions and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring. It is also likely that the Company will incur charges associated with the settlement of the FTC matter.
The Company announced that it has retained Ladenburg Thalmann & Co. Inc. as its financial advisor to explore strategic alternatives to enhance shareholder value, including the potential sale or merger of the company. There can be no assurance of a successful outcome from these efforts, or of the form or timing of such outcome.
About NeuroMetrix
NeuroMetrix is an innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The company markets Quell, an over-the-counter wearable device for symptomatic relief of chronic pain. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. For more information, please visit NeuroMetrix.com.

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com

Source: NeuroMetrix, Inc.